Exhibit 99.1

Good afternoon, I’d like to welcome everyone to Odyne’s investor conference call. I am seated in our offices in Hauppauge, Long Island, with our management team and we are very excited to be presenting the details of our 2007 performance, which was a true break-out year for the company. Today we’ll go over our outlook for the coming year and why we are so confident in our technology and in the future of our company. We encourage everyone on this call to follow along by viewing our webcast at www.odyne.com. You can type in your questions at the Q&A tab, and we will take them after the presentation. We’ll also have a recording of this call available on our website for future reference.

Before we begin, let’s dispense with the legalese. I need to remind everyone that some of the statements made during this call may constitute forward-looking statements usually containing the words believe, estimate, project, expect or similar expressions.

These statements are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, the ability of the Company to develop effective new products and receive governmental approvals, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.
By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this call.

Great, now we can talk about 2007.

2007 marked a major shift in the evolution of our company, with a number of key events to talk about. I’ll outline them now, and then we will go into more detail on each item.

•	First we’ll talk about the “proof of concept” order we received from Dueco

•	Second, the delivery of 4 additional vehicles plus one kit to customers in ’07, a significant increase over the previous year

•	Third, we’ll talk about the funding progress we’ve made

•	Fourth we’ll discuss our management change and our subsequent strategy refocus

•	Then we will go over our financial results for ’07 and our business plan and outlook for ‘08

•	Finally, we will take questions

Let’s start with our partnership with Dueco.

The order we announced in December for 25 of our plug-in hybrid electric drive systems from one of the largest utility truck manufacturers in the country is a critical validation of our technology. Dueco placed the order for 25 “kits” or systems from us, which they are installing on aerial lift trucks, also known as “bucket trucks”. Our proprietary system has some unique features. Very important to the utility customer, this vehicle can be plugged-in to the utility operated grid to recharge the batteries during off-peak hours. Our system also powers all job-site related equipment, such as the aerial lift device, air conditioning and heating, all with the engine off. This is a major enhancement over competing hybrid systems. When used in the field, our vehicle completely eliminates on-site emissions and noise. Our system also delivers an estimated 15-25% reduction in fuel consumption while driving, and saves between one and one-and-a-half gallons of fuel per hour while in stationary use.

This order was a milestone in three ways- first, it is the first order for an Odyne PHEV system by a major truck manufacturer; secondly, it is the largest order yet received for Odyne’s products; and third, it is an order for kits or subsystems rather than an entire vehicle. This is evidence of an important shift in our strategy. We will get to that later.

Our 2007 financial results include the delivery of our first kit to Dueco. We have delivered additional kits in the first quarter and we expect deliveries to accelerate through 2008.The purchase of the first Dueco/Odyne production vehicle has already been announced by Adams Electric on February 27th.

While we are very excited and proud of project with Dueco, this is one of several different units we delivered in 2007. So, in addition to delivering the first Dueco kit, we sold one kit to a truck up-fitter on Long Island and another four revenue-generating vehicles. This represents a significant increase over 2006, when we delivered just one vehicle. The four vehicles we delivered were: two refuse collection trucks for Fresno, CA and Hempstead LI; a CNG-fueled truck for Keyspan Energy; and a hybrid bus for North Hempstead built with funding from NYSERDA. These are the vehicles you can see on the slides.

We believe these sales demonstrate the flexibility of our technology and its application to a variety of formats and fuel sources.

As a result of having these vehicles on the road, we have begun to receive additional orders this year. Over the last couple of weeks, the town of Huntington LI has committed to up fit three refuse trucks, and the Town of New Rochelle, one refuse truck, all with our PHEV technology.

Let’s move on now to the progress we have made in funding our business. A major win for Odyne was the successful $3.2mn Debenture financing we completed in 2007. This was a private placement of 10% senior secured convertible notes with warrants attached. Just last week we announced the closing of an additional $7mn capital raise.

The recent financing was comprised of 11.66 million shares of common stock at $0.60 per share and an equal number of warrants to purchase shares at $0.72 per share. This financing is specifically earmarked for testing and validations of our products, accelerating production, increasing marketing spend and targeted research and development. As an early-stage technology company, the completion of these financings was critical to ensuring our ability to fund our growth.

Let’s talk about some of the company’s strategic objectives.

Since I arrived at Odyne in September of last year, the management team and I have worked to update the company’s strategic focus. As I mentioned earlier, rather than seeing ourselves as a truck and bus manufacturer, Odyne is a technology company. We are concentrating on selling our proprietary technology to OEMs and truck and bus manufacturers. While we will continue to sell vehicles as we validate our technology in different applications, selling kits ultimately yields a variety of benefits to Odyne.

First, this is a much more scalable business model, which should lead to faster revenue growth; second it is a more flexible model, allowing us to sell more units in various sizes and at different price points to meet different customer needs; and ultimately this will be a more profitable model for the company.

We are also increasing our investment in R&D. Odyne has earned a reputation as a leader in plug-in hybrid drive technology. It is critical that we continue our commitment to that excellence. To that end, we intend to increase our R&D spend to over $2mn in 2008 up from $1.5mn in 2007. We hired eight new employees in 2007, bringing our year-end total to 21 employees. In 2008, we expect to add several addition positions. These great additions to our team are a key to taking our business to its next stage of success.

Now I’d like to ask Dan Bartley, our CFO, to walk you through the key numbers from our 2007 results.

Thank you Alan. The first thing I would like to point out is that 2007 represents a year of transition for the company.

While we achieved significant milestones during the year, most of the key events occurred late in 2007 and some, like our most recent financing, occurred in the first Quarter of 2008.That being said, let’s take a look at the numbers.

Revenue for 2007 rose to $611 thousand from $243 thousand, which includes our first kit sold to Dueco, as well as the 4 vehicles plus one kit mentioned earlier. Cost of sales rose to $1.2 million from $410 thousand as we booked the costs associated with producing these units. Gross loss on sales increased to $596 thousand from a gross loss on sales of $167 thousand in 2006.

Next, let’s look at operating expenses. Operating expenses rose to $3.5 million for 2007 up from $1.5 million in 2006. 2007 operating expenses included $1.6 million for Research and Development and $1.9 million for General and Administrative expenses. As Alan mentioned earlier, these increases evidence our strategy to increase our investment in our business.

The resulting operating loss was $4.1 million in 2007 compared to a $1.7 million operating loss in 2006. Below the operating line, the main item to note is that interest expense declined to $233 thousand from $344 thousand in 2006. Our net loss for the year was $4.3 million compared to $2 million in 2006.

Finally, as of yearend, Odyne had approximately 22 million common shares outstanding not including approximately 12 million shares issued in connection with our most recent transaction.

Thanks, Dan. We are now going to move on to 2008 and the key features of our business plan. Considering the milestones Odyne achieved in 2007, we have a lot of confidence in our future.

We are pleased with the customer response to our products and systems, but that is just the first step. Our next challenge is to scale production. Our target is to deliver 40 systems in 2008. We recognize this is a big step forward for our company, but the positive response we have received at trade shows and discussions with potential customers over the past six months makes us very comfortable with this target. With the financial and personnel resources we mentioned earlier, we are confident we can deliver these volumes.

But we are not just focused on unit volume; we are equally focused on margins. As production ramps, we expect to improve the gross margins per kit in a couple of ways. The most obvious is to reduce the cost of the components through higher volume purchases. Let me give you the example of our PC Boards. Eight of which are imbedded in each of our systems. In the past, we have built these controller boards by hand. As we have increased our volumes, we have moved to an outsourced provider, reducing the cost of these boards by more than 50%. We expect to see similar cost reductions in some of our other mechanical components.

There is more we can do to improve our margins. As we have previously mentioned, we are shifting from selling vehicles to selling drive systems. We believe we can take that model a step further. In the future, the OEM customers can source the off-the-shelf components of our kits themselves. Those off-the-shelf components can comprise up to 50% of the total cost of the system. We expect that this shift in sourcing will have a very positive effect on net returns in our business.

Another element of our 2008 plan is investor awareness of the Odyne story. As managers at Odyne we are also shareholders, and we are proud of the fact that our incentive structure is aligned with our shareholders. One of the initiatives we are implementing is to increase our level of communication with the market. We hope this call is one step toward achieving this goal. We believe that as Odyne delivers on its targets the investment community will become more aware of our company and the significant opportunity that exists for our technology.

We also want to note that investors can look forward to finding a new and improved website in the coming weeks and we hope you will use it as a resource to track the latest news and filings from Odyne.

Lastly, we are pleased to announce that we will be holding our first shareholder meeting on May 28th, 2008, at the Long Island Sheraton Hotel here in Hauppauge. We encourage all of our investor and interested parties to attend.

Thank you for listening and we will now open up to questions.

Q & A

Q: Can you please update us on the Mexico order?

A: The group in Mexico hasn’t transitioned from planning stage to execution stage. We don’t foresee that business coming to fruition.

Q: When do you see the company getting to cash flow breakeven?

A: We want to be very clear on the fact that Odyne is an early stage technology company, and we don’t expect to be cash flow positive in the near future. What we do see, though, is a progression to achieve that longer-term. We believe we need to ship in the range of 1,000 kits a year to reach breakeven. That is clearly a significant jump from where we are today. However, our partner Dueco produces 800 aerial lift trucks a year, and we believe a meaningful portion of those can be hybrids. Furthermore, the total addressable market for Class 6, 7, and 8 vehicles is around 400,000 units a year. So to get to 1,000 units we need to achieve 0.3% market share, which we think is achievable.

Q: Can you update us on how vehicles are performing in the field?

A: We are very pleased with the performance of our product. But we should clarify that our vehicles are at various stages of development. When we deliver an initial vehicle, it is usually in alpha or beta test mode. So there is an expectation the vehicles will be refined and tweaked as part of the testing process. That’s not the case with the Dueco vehicle that we have put into full production. Our experience with those has been excellent.

Q: Two part question. What are you charging for the Dueco vehicles or kits? What do they cost you to produce?

A: For competitive reasons, we don’t disclose our pricing to OEMs. But let me see if I can provide some framework. Our earlier systems have doubled the purchase price of the vehicle to the end customers. With Dueco, we are increasing the cost by approximately 50%. As is the case with many new technologies, we believe the price will have to come down significantly to gain broad market acceptance. Perhaps by as much as 30 to 40%. And of course the input costs go down significantly as you move through the startup process.

As for Odyne’s profitability. Margin is very difficult to measure on such low volume deliveries. For example, we are in the process of producing a series of operating manuals for the Dueco vehicle, which are being expensed now. But those manuals will be relevant for sales well beyond the 25 units in the current order.

Q: I see in your 10-k the mention of a lawsuit. Can you tell us about that?

A: Yes, you are referring to Amity Truck. We did have a business relationship with Amity Truck. We ended that relationship in 2007, we believe, due to nonperformance on their part. As a result of our ending the relationship they brought suit. We believe their suit is without merit, and at this stage, that’s about all we can say.

Q: What is the status of the company’s intellectual property?

A: The Company has submitted four patents to the US Patent Office. One patent was granted in 2007 for battery thermal management. We have two patents under active review. They are for battery energy management and thermal management. We have one other filing for a hybrid control strategy awaiting comments. We are preparing several additional submissions at this time.